EXHIBIT 99.1

                 EXPRESS SCRIPTS ANNOUNCES THIRD QUARTER RESULTS
                           Achieves Record Net Income

     ST. LOUIS, October 20, 1999--Express Scripts, Inc. (NASD: ESRX) announced third quarter 1999 net income of $17.5 million, or 45 cents per diluted share, excluding an after-tax extraordinary charge associated with the payoff of the company's Term B debt of $0.5 million, or 2 cents per share. This compares with $11.3 million, or 34 cents per diluted share in the same period of 1998. Third quarter net income on a reported basis, including the extraordinary charge, was $17.0 million, or 43 cents per diluted share. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter totaled $66.2 million, a 99 percent increase over the $33.3 million reported in the same quarter of 1998.

     "We implemented our business consolidation plan, enhanced our market position and prospects for continued profitable growth, and achieved a number of important objectives during the third quarter," said Barrett Toan, Express Scripts' president and chief executive officer. "Our business integration continues on plan; we're bringing in significant new business through cross-selling additional services to existing clients; we're accelerating our Internet strategy with the completion of the PlanetRx.com transaction; and we improved our capital structure and reported continued strong operating results, including record net income."

STRONG OPERATING RESULTS

     In the third quarter of 1999, net revenues were $1.1 billion, a 34 percent increase over $0.8 billion in the same period of 1998. Cost of revenues for the third quarter of 1999 increased 30 percent to $959.0 million, compared with $738.5 million in the same period of 1998. Revenues and cost of revenues are recognized on a net basis for the book of business formerly associated with DPS. This means that the ingredient cost of the drug is not included in revenues or cost of revenues. Gross profit increased 81 percent to $124.5 million in the third quarter of 1999 from $68.8 million for the comparable period of 1998. Selling, general and administrative expenses (SG&A), excluding depreciation and amortization, were $60.4 million, a 64 percent increase over the $36.9 million reported for the comparable period of 1998. The increase in SG&A expense is primarily due to the acquisition of DPS, which was completed on April 1, 1999, and planned integration costs. As a result of strong operating cash flows, the company used $50 million of cash to payoff the remaining portion of the company's Term B debt in the third quarter of 1999. In conjunction with the early repayment, the company recorded the write-off of certain deferred financing fees as an extraordinary item.

     For the nine months ended September 30, 1999, pro forma net income was $47.7 million, or $1.27 per diluted share, before one-time charges and assuming the company's equity and debt offering took place on April 1, 1999. This compares with $30.8 million, or 91 cents per diluted share, before one-time charges in the same period of 1998. Net income for the nine months ended September 30, 1999 on a reported basis, before one-time charges, was $43.9 million, or $1.21 per diluted share. Including all one-time charges, reported net income for the nine months ended September 30, 1999 was $31.0 million, or 86 cents per diluted share.

     Net revenues increased 50 percent to $3.0 billion, which includes net revenues of DPS for the second and third quarters only. Gross profit increased to $326.7 million from $165.5 million for the nine months ended September 30, 1999, or 97 percent. SG&A expenses, excluding depreciation and amortization, were $164.1 million, an 85 percent increase over the $88.7 million reported for the comparable period of 1998. EBITDA increased 99 percent from $80.4 million in the nine months ended September 30, 1998 to $159.7 million in the nine months ended September 30, 1999.

CLAIMS AND MEMBERSHIP GROWTH CONTINUES

     Membership at September 30, 1999, was approximately 37.5 million members, excluding approximately 9.5 million members from United Healthcare Corp. (UHC), whose contract expires in May 2000. The net increase in membership from 36 million at June 30, 1999, primarily reflects the addition of the previously announced Blue Cross and Blue Shield of Massachusetts contract which became effective in September 1999.

     "Our net growth quarter to quarter reflects sales to existing and new clients, which has offset anticipated attrition," Toan said. "The hidden strength in the aggregate number is the successful sale of additional services to nearly 500,000 lives. This number represents sales of network and mail services to clients that only had one or the other of these services prior to the ValueRx transaction. The result is a stronger business mix that delivers greater value to our clients and produces a higher ratio of net income per member - two important objectives in our acquisition strategy."

INTEGRATION CONTINUES ON TRACK

     Integration goals achieved in the third quarter include: o Combination of manufacturer programs and processes; o Integration of the majority of the DPS mail order volume into the Express Scripts mail pharmacy sites; o Substantial consolidation of the company's Minneapolis, MN facilities; o Marketing the strengths of the combined organization through a recently launched corporate identity program; and o Completed reorganization of sales and client services teams to better meet client needs.

     Integration efforts for the fourth quarter include: establishing a combined enterprise-wide data warehouse and adding enhancements to the claims processing system; expanding Virtual Call Center connectivity to improve response time and service among call center sites; introducing best practices for business processes and operations; and consolidating benefit offerings for all employees for January 1, 2000.

     "Sales, service and operational integration has produced a larger and stronger PBM with better programs that leverage the expertise contained in our core competencies," Toan said. "The new Express Scripts -- previously three excellent PBMs, is now one leading organization - it is a team with the talent, capability, and desire to provide more value for our clients and to chart the future of pharmacy.

INTERNET STRATEGY ACCELERATES

     The company also accelerated its Internet strategy during the third quarter. On October 13, the company completed its transaction with PlanetRx.com (PlanetRx) (www.PlanetRx.com) through which the company obtained a 19.9% ownership stake in PlanetRx.com. In addition, PlanetRx.com became the exclusive online pharmacy for members of the company's pharmacy benefit plans, enabling members to link directly to PlanetRx.com from yourPharmacy.com for prescriptions, health and beauty products. The yourPharmacy.com website (www.yourpharmacy.com), introduced this past summer, will continue to provide members comprehensive news and benefits information. DrugDigest.org (www.drugdigest.org) continues as a non-commercial source of information about drugs, vitamins and herbs. In the fourth quarter of 1999, Express Scripts will record approximately $101 million as an after-tax gain on the sale of assets as a result of the PlanetRx transaction. In addition, the company will record approximately $12 million as an after-tax stock compensation expense related to employees of yourPharmacy.com. These amounts were determined using the $16 per share PlanetRx initial offering price.

     "This is a strategic investment with several benefits for Express Scripts," Toan said. "It makes us a more valuable partner to employers and health plans by increasing our ability to serve their members; it strengthens our reach to consumers; and it gives us an ownership stake in what we've determined to be the best online pharmacy in America.

     "We plan to maximize the significant long-term value of this relationship by continuing to invest in strategies aimed at building our members' awareness and use of our online pharmacy resources," said Toan. "Through PlanetRx.com, yourPharmacy.com and DrugDigest.org, we offer our members confidence, convenience, and cost savings when meeting their families' health information and product needs."

     Express Scripts, Inc., is the nation's leading independent full-service pharmacy benefit management (PBM) company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans.

     Express Scripts provides fully-integrated PBM services, including network claims processing, mail-order pharmacy services, benefit design consultation, drug utilization review, formulary management, disease management, medical and drug data analysis services, medical information management services (which include provider profiling and outcome assessments through the Practice Patterns Science, Inc. subsidiary), and informed decision counseling services through its Express Health Line SM division. The company also provides non-PBM services, including infusion therapy services through its IVTx subsidiary and distribution services through its Specialty Distribution division. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com, which includes expanded investor information and resources.

SAFE HARBOR STATEMENT

     This press release contains forward-looking statements, including, but not limited to, statements related the Company's plans, objectives, expectations (financial and otherwise) or intentions. Actual results may differ significantly from those projected or suggested in any forward-looking statements. Factors that may impact these forward-looking statements include but are not limited to:
(i) risks associated with  successfully  integrating the  PlanetRx.com  Internet site with the company's system, and competition in the Internet pharmacy business; (ii) risks associated with the consummation and financing of acquisitions, including the ability to successfully integrate the operations of acquired businesses with our existing operations, client retention issues, and risks inherent in the acquired entities operations; (iii) risks associated with obtaining financing and capital; (iv) risks associated with our ability to manage growth; (v) competition, including price competition, competition in the bidding and proposal process and our ability to consummate contract negotiations with prospective clients; (vi) the possible termination of contracts with certain key clients or providers; (vii) the possible termination of contracts with certain pharmaceutical manufacturers, changes in pricing, discount, rebate or other practices of pharmaceutical manufacturers; (viii) adverse results in litigation; (ix) adverse results in regulatory matters, the adoption of adverse legislation or regulations, more aggressive enforcement of existing legislation or regulations, or a change in the interpretation of existing legislation or regulations; (x) developments in the healthcare industry, including the impact of increases in healthcare costs, changes in drug utilization patterns and introductions of new drugs; (xi) risks associated with the "Year 2000" issue;
(xii) dependence on key members of management; (xiii) our relationship with New York Life Insurance Company, which possesses voting control of the company;
(xiv) other risks described from time to time in our filings with the Securities and Exchange Commission. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FINANCIAL TABLES FOLLOW



                                               EXPRESS SCRIPTS, INC.

                                         Unaudited Statement of Operations
                               (in thousands, except per share and percentage data)

                                                                  Three Months Ended
                                                                      Sept. 30,
                                                                                                               Pro Forma to
                                                     Actual          Pro Forma       Actual                        Actual
                                                      1999           1999 (1)         1998         % Change       % Change
                                                   ----------     ----------      ----------      ---------       --------
Net revenues                                        $1,083,496     $1,083,496        $807,319        34.2%           34.2%
                                                    ----------     ----------      ----------
Cost and expenses:
  Cost of revenues (2)                                 958,987        958,987         738,544        29.8%           29.8%
  Selling, general and administrative (3)               78,761         78,761          43,153        82.5%           82.5%
  Corporate restructuring                                    -              -               -          nm              nm
                                                    -----------    ----------       ---------
                                                     1,037,748      1,037,748         781,697        32.8%           32.8%
                                                    -----------    ----------       ---------
Operating income                                        45,748         45,748          25,622        78.5%           78.5%
                                                    -----------    ----------       ---------
Interest income (expense):
  Interest icome                                         1,065          1,065           1,794       (40.6%)         (40.6%)
  Interest expense                                     (15,794)       (15,794)         (6,912)      128.5%          128.5%
                                                    -----------    -----------      ----------
                                                       (14,729)       (14,729)         (5,118)      187.8%          187.8%
                           -                        -----------    -----------      ----------
Income before income taxes                              31,019         31,019          20,504        51.3%           51.3%
Provision for income taxes                              13,471         13,471           9,201        46.4%           46.4%
                                                    -----------    -----------      ----------
Income before extraordinary item                        17,548         17,548          11,303        55.3%           55.3%
Extraordinary loss on early retirement
  of debt, net of taxes of $348                            553              -              -           nm              nm
                                                    -----------    -----------      ----------
Net income                                             $16,995        $17,548         $11,303        50.4%           55.3%
                                                    ===========    ===========      ==========

Basic earnings per share:
  Before extraordinary item                              $0.46          $0.46           $0.34        35.3%           35.3%
  Extraordinary loss on early retirement
    of debt                                               0.02               -              -           nm              -
                                                    -----------    -----------      ----------
  Net income                                             $0.44          $0.46           $0.34        29.4%           35.3
                                                    ===========    ===========      ==========

Weighted average number of common shares
  outstanding during the period - basic                 38,480         38,480          33,122        16.2%           16.2%
                                                    ===========    ===========      ==========

Diluted earnings per share:
  Before extraordinary item                              $0.45         $0.45            $0.34        32.4%           32.4%
  Extraordinary loss on early retirement
    of debt                                               0.02              -               -          nm               -
                                                    -----------    -----------      ----------
  Net income                                             $0.43          $0.45           $0.34        26.5%           32.4%
                                                    ===========    ===========      ==========

Weighted average number of common shares
  outstanding during the period - diluted               39,354         39,354          33,682        16.8%           16.8%
                                                    ===========    ===========      ==========

EBITDA (4)                                             $66,202        $66,202         $33,332        98.6%           98.6%
                                                    ===========    ===========      ==========

nm - not meaningful

     (1) Pro Forma excludes non-recurring charges for the extraordinary loss on early retirement of debt.

     (2) Includes depreciation and amortization expense of $2,060, $2,060 and $1,486, respectively.

     (3) Includes depreciation and amortization expense of $18,394, $18,394 and $6,224, respectively.

     (4) EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). EBITDA is presented because it is a widely accepted indicator of a Company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.




                              EXPRESS SCRIPTS, INC.

                        Unaudited Statement of Operations
              (in thousands, except per share and percentage data)


                                                               Nine Months Ended
                                                                      Sept. 30,
                                                               -----------------                                Pro Forma to
                                                     Actual         Pro Forma        Actual                         Actual
                                                     1999            1999 (1)        1998          % Change      % Change
                                                    ----------     ----------      ----------      ---------       --------
Net revenues                                        $2,979,332     $2,979,332      $1,986,087        50.0%            50.0%
                                                    ----------     ----------      ----------

Cost and expenses:
  Cost of revenues (2)                               2,652,623      2,652,623       1,820,593        45.7%            45.7%
  Selling, general and administrative (3)              207,098        207,098         101,245       104.6%           104.6%
  Corporate restructuring                                9,400              -           1,651       469.4%              nm
                                                    ----------     ----------      ----------     ----------
                                                     2,869,121      2,859,721       1,923,489        49.2%            48.7%
                                                    ----------     ----------      ----------
Operating income                                       110,211        119,611          62,598        76.1%            91.1%
                                                    ----------     ----------      ----------

Interest income (expense):
  Interest income                                        3,902          3,902           5,683      (31.3%)          (31.3%)
  Interest expense                                    (45,247)       (39,086)        (13,793)       228.0%           183.4%
                                                    ----------     ----------      ----------
                                                      (41,345)       (35,184)         (8,110)       409.8%           333.8%
                                                    ----------     ----------      ----------
Income before income taxes                              68,866         84,427          54,488        26.4%            54.9%
Provision for income taxes                              30,757         36,738          23,738        29.6%            54.8%
                                                    ----------     ----------      ----------
Income before extraordinary item                        38,109         47,689          30,750        23.9%            55.1%
Extraordinary loss on early retirement
  of debt, net of taxes of $4,492                        7,150              -               -          nm                -
                                                  ------------    -----------     -----------
Net income                                             $30,959        $47,689         $30,750         0.7%            55.1%
                                                  ============    ===========     ===========

Basic earnings per share:
  Before extraordinary item                              $1.08          $1.30           $0.93        16.1%            39.8%
  Extraordinary loss on early retirement
    of debt                                               0.20             -               -           nm                -
                                                 -------------  -------------    ------------
  Net income                                             $0.88          $1.30           $0.93       (5.4%)            39.8%
                                                 =============  =============    ============

Weighted average number of common shares
  outstanding during the period - basic                 35,274         36,734          33,092         6.6%            11.0%
                                                 =============  =============    ============

Diluted earnings per share:
  Before extraordinary item                              $1.06          $1.27           $0.91        16.5%            39.6%
  Extraordinary loss on early retirement
    of debt                                               0.20             -               -           nm                -
                                                 -------------- -------------    -------------
  Net income                                             $0.86          $1.27           $0.91       (5.5%)            39.6%
                                                 ============== =============    =============

Weighted average number of common shares
  outstanding during the period - diluted               36,148         37,608          33,634         7.5%            11.8%
                                                 ============== =============    =============

EBITDA (4)                                            $159,726       $169,126         $80,446        98.6%           110.2%
                                                 ============== =============    ============

nm - not meaningful

     (1) Pro Forma excludes non-recurring charges for the corporate restructuring and the extraordinary loss on early retirement of debt. Also, the Pro Forma assumes the Company's 5,175 common stock offering and $250,000 Senior Notes offering occurred on April 1, 1999.

     (2) Includes depreciation and amortization expense of $6,541, $6,541 and $5,337, respectively.

     (3) Includes depreciation and amortization expense of $42,974, $42,974 and $12,511, respectively.

     (4) EBITDA is earnings before interest, taxes, depreciation and amortization (operating income plus depreciation and amortization). EBITDA is presented because it is a widely accepted indicator of a Company's ability to incur and service indebtedness. EBITDA, however, should not be considered as an alternative to net income as a measure of operating performance or an alternative to cash flow as a measure of liquidity. In addition, our definition of EBITDA may not be comparable to that reported by other companies.



                              EXPRESS SCRIPTS, INC.

                             Unaudited Balance Sheet
                                 (in thousands)


                                                      September 30,           December 31,      September 30,
                                                         1999                    1998                 1998
                                               -------------------     -------------------  -------------------
ASSETS
Current assets
     Cash and cash equivalents                            $ 60,454              $122,589              $101,100
     Receivables, net                                      656,146               433,006               391,299
     Inventories                                            55,367                55,634                42,344
     Deferred taxes                                         41,376                41,011                45,029
     Prepaid expenses                                        3,537                 4,667                 5,274
                                                     -------------        ---------------          -----------
         Total current assets                              816,880               656,907               585,046

Property and equipment, net                                 95,912                77,499                75,392
Goodwill, net 981,194                                      282,163               307,781
Other intangible assets, net                               173,798                61,761                63,577
Other assets                                                37,252                17,131                23,882
                                                        ----------            ----------            ----------

Total assets                                            $2,105,036            $1,095,461            $1,055,678
                                                        ==========            ==========            ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
     Current portion of long-term debt            $              -               $54,000               $27,000
     Claims and rebate payable                             635,696               338,251               238,767
     Accounts payable                                       72,335                60,247                52,253
     Accrued expenses                                      134,157                86,798               166,536
                                                      ------------          ------------          ------------
         Total current liabilities                         842,188               539,296               484,556

Long-term debt                                             673,836               306,000               333,000
Other long-term liabilities                                    460                   471                 1,199
                                                      ------------          ------------           -----------
     Total liabilities                                   1,516,484               845,767               818,755

Total stockholders' equity                                 588,552               249,694               236,923
                                                      ------------          ------------          ------------

Total liabilities and stockholders' equity              $2,105,036            $1,095,461            $1,055,678
                                                      ============          ============          ============



                              EXPRESS SCRIPTS, INC.

                          Unaudited Non-Financial Data
                     (in thousands, except percentage data)



                                                      Three Months Ended
                                                           Sept. 30,
                                          ----------------------------------------
                                                 1999  (1)            1998               % Change
                                          --------------------    ----------------      ----------
Drug spending                                $2,321,556            $1,261,364             84.1%
Pharmacy network claims processed                56,113                30,556             83.6%
Mail pharmacy prescriptions filled                2,845                 2,091             36.1%

                                                       Nine Months Ended
                                                          Sept  30,
                                          ----------------------------------------
                                                1999 (1)               1998              % Change
                                          -------------------     ----------------      ----------
Drug spending                                $6,074,795            $3,137,264             93.6%
Pharmacy network claims processed               148,049                80,226             84.5%
Mail pharmacy prescriptions filled                7,428                 5,267             41.0%




                             Selected Ratio Analysis

                                                  Actual           Pro Forma (7)
                                                --------           -------------
      Net debt to EBITDA ratio (2)                  2.5x                 2.3x
      Interest coverage ratio (2) (4)               3.1x                 4.0x
      Debt to enterprise value (3)                 18.3%                18.3%
      Net debt to net capitalization (3)             51%                  51%
      Cash value per share (5)                     $1.57                $1.57
      Book value per share  (6)                   $15.28               $15.28

     (1) Drug spending and pharmacy network claims processed excludes UHC. For the three months and nine months ended Sept. 30, 1999, drug spending and pharmacy network claims processed for UHC was $776,968 and $1,555,736, respectively, and 19,977 and 40,555, respectively.

     (2) Annualized using financial information for the six months ended September 30, 1999.

     (3) Based on financial information as of September 30, 1999.

     (4) Represent EBITDA divided by interest expense.

     (5) Represents cash divided by 38,507,344 shares outstanding at September 30, 1999

     (6)  Represents   stockholders'   equity   divided  by  38,507,344   shares
outstanding at September 30, 1999.

     (7) Pro Forma excludes non-recurring charges for the corporate restructuring and the extraordinary loss on early retirement of debt. Also, the Pro Forma assumes the Company's 5,175 common stock offering and $250,000 Senior Notes offering occurred on April 1, 1999.
